Rhinebeck Bancorp, Inc. Reports Results for the Quarter Ended September 30, 2024

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Rhinebeck Bancorp, Inc.

Poughkeepsie, New York, October 24, 2024 /ACCESSWIRE/ Rhinebeck Bancorp, Inc. (the “Company”) (NASDAQ: RBKB), the holding company of Rhinebeck Bank (the “Bank”), reported a net loss for the third quarter of 2024 of $8.1 million, compared to net income of $1.2 million for the third quarter of 2023. Loss per share was $0.75 for the third quarter of 2024, compared to diluted earnings per share of $0.11 for the same quarter of 2023. Net loss for the first nine months of 2024 totaled $6.0 million, compared to net income of $3.5 million for the same period last year. Diluted (loss) earnings per share was $(0.55) and $0.32 for the first nine months of 2024 and 2023, respectively. Both the results for the three and nine months ended September 30, 2024, reflected the sale of securities from the previously announced balance sheet restructuring. The restructuring, which was announced late last month, resulted in a pre-tax loss of $12.0 million as lower-yielding securities were sold and proceeds were reinvested in higher-yielding securities.  The restructuring decreased the average life of the securities portfolio, and improved the Company’s earnings stream going forward, beginning in the fourth quarter of 2024.  The securities sold had a yield of 1.11% and a weighted average life of approximately 5.8 years. The proceeds were reinvested into securities yielding 4.22% with an approximate weighted average life of 2.7 years.

President and Chief Executive Officer Michael J. Quinn said, “In this challenging interest rate environment, we took the opportunity to sell a significant portion of our available for sale securities as part of a strategic balance sheet restructuring as we look toward the future.  The proceeds from the sales were reinvested into higher-yielding securities. We believe these transactions will improve our future profitability, provide long-term benefits to the Company, our shareholders and the Bank’s customers and allow us greater flexibility in managing balance sheet growth going forward.”

Income Statement Analysis

For the three months ended September 30, 2024, net interest income was relatively stable, increasing $41,000, or 0.4%, to $9.7 million when compared to the three months ended September 30, 2023. Year-to-date net interest income decreased $1.1 million, or 3.8%, to $27.7 million, compared to $28.8 million for the prior year nine-month period. The decrease on a year-to-date basis was primarily due to higher costs for deposits partially offset by higher yields on interest earning assets.

For the three months ended September 30, 2024, the average balance of interest-earning assets decreased by $58.1 million, or 4.7%, to $1.18 billion while the average yields improved by 43 basis points to 5.39%, when compared to the three months ended September 30, 2023. The average balance of interest-bearing liabilities decreased by $57.2 million, or 6.1%, and the cost of interest-bearing liabilities increased by 38 basis points to 2.88%, reflecting the higher interest rate environment and a greater proportion of deposits in higher yielding certificates of deposit.  The net interest margin increased by 17 basis points to 3.26% while the interest rate spread increased by 6 basis points to 2.51% for the three months ended September 30, 2024 as compared to the same period in 2023.

For the nine months ended September 30, 2024, the average balance of interest-earning assets decreased by $47.6 million, or 3.8%, to $1.20 billion while the average yield improved by 45 basis points to 5.28%, when compared to the nine months ended September 30, 2023. The average balance of interest-bearing liabilities decreased by $27.7 million, or 3.0%, primarily due to a decrease in deposits, partially offset by the increase in the average balance of FHLB advances, while the cost of interest-bearing liabilities increased by 59 basis points to 2.92%. The net interest margin decreased by 1 basis point to 3.08% and the interest rate spread decreased by 13 basis points to 2.36% for the nine months ended September 30, 2024 from the same period in 2023.

The provision for credit losses decreased by $21,000, or 2.3%, from $910,000 for the quarter ended September 30, 2023 to $889,000 for the quarter ended September 30, 2024. The provision for credit losses decreased by $53,000, or 3.6%, from $1.47 million for the nine months ended September 30, 2023 to $1.42 million for the nine months ended September 30, 2024. These decreases to the provision for the three months and the nine months ended September 30, 2024 were primarily attributable to a decrease in loan balances, primarily indirect automobile loans.

Net charge-offs decreased $41,000 from $385,000 for the third quarter of 2023 to $344,000 for the third quarter of 2024. The decrease was primarily due to decreased net charge-offs in indirect automobile loans of $216,000 and recoveries in residential real estate and commercial loans in the third quarter of 2023. Net charge-offs increased $8,000, or 0.6%, to $1.4 million for the first nine months of 2024. The percentage of overdue account balances to total loans decreased to 1.62% as of September 30, 2024, from 1.90% as of December 31, 2023, while non-performing assets increased $584,000, or 13.9%, to $4.8 million at September 30, 2024.

Non-interest (loss) income totaled $(10.0) million for the three months ended September 30, 2024, a decrease of $11.7 million, from $1.6 million for the comparable period in 2023, due primarily to the $12.0 million loss on sale of investment securities resulting from the previously mentioned balance sheet restructuring. Excluding the securities loss, non-interest income for the third fiscal quarter of 2024 would have been $2.0 million compared to $1.6 million for the three months ended September 30, 2023. The Company also recorded an increase of $54,000, or 16.8%, in investment advisory income resulting from the improved market and economic conditions, an increase of $35,000 in service charges on deposit accounts, an increase of $22,000 in the cash surrender value of life insurance, and an increase in the gain on sales of loans of $20,000.

Non-interest (loss) income totaled $(7.0) million for the nine months ended September 30, 2024, a decrease of $11.4 million, from $4.4 million for the comparable period in 2023, due primarily to the $12.0 million loss on sale of investment securities resulting from the previously mentioned balance sheet restructuring. Excluding the securities loss, non-interest income for the nine months ended September 30, 2024 would have been $5.0 million compared to $4.4 million for the nine months ended September 30, 2023. The Company recorded an increase of $270,000, or 31.3%, in investment advisory income resulting from the improved market and economic conditions, an increase of $194,000 related to gains on life insurance, an increase of $88,000 in service charges on deposit accounts, an increase of $70,000, or 14.2%, in the cash surrender value of life insurance, and an increase in the gain on sales of loans of $39,000, partially offset by a decrease of $54,000 on the disposal of premises and equipment.

Non-interest expense totaled $9.1 million for the third quarter of 2024, an increase of $266,000, or 3.0%, over the comparable period in 2023. The increase was primarily due to a $370,000 increase in salaries and benefits related primarily due to higher production commissions and higher medical insurance costs. This increase was partially offset by a $109,000 decrease in other non-interest expense primarily due to a decrease in lending operations expense.

Non-interest expense totaled $26.9 million for the first nine months of 2024, a decrease of $402,000, or 1.5%, over the comparable period in 2023. The decrease was primarily due to a $229,000, or 4.7%, decrease in other non-interest expense, primarily due to decreased retail banking and lending expenses. FDIC deposit insurance and other insurance decreased $121,000, or 13.1%, primarily due to a decreased assessment rate while professional fees decreased $90,000, or 6.1%. Occupancy expense decreased $66,000, or 2.1%, due to a branch closure in the first quarter of 2024. These decreases were partially offset by an $82,000 increase in salaries and benefits and a $42,000 increase in data processing costs.

Balance Sheet Analysis

Total assets decreased $47.1 million, or 3.6%, to $1.27 billion at September 30, 2024 from $1.31 billion at December 31, 2023. Loans receivable decreased $44.0 million, or 4.4%, to $964.9 million, as compared to $1.01 billion at December 31, 2023, primarily due to a decrease in indirect automobile loans of $75.3 million, or 19.1%, reflecting a strategic decision to decrease that loan portfolio as a percentage of the balance sheet. At September 30, 2024, indirect automobile loans were 25.2% of assets, compared to 30.0% at December 31, 2023. Partially offsetting the decrease in automobile loans were increases in commercial real estate loans of $27.0 million, or 6.3%, and residential real estate loans of $8.3 million, or 10.8%. Available for sale securities decreased $22.9 million, or 11.9%, due to the aforementioned balance sheet restructuring which resulted in sales of $70.6 million, and paydowns, calls and maturities of $27.3 million, partially offset by purchases of $56.7 million and a decrease in unrealized loss on available for sale securities of $18.4 million. Cash and cash equivalents increased $24.3 million, or 109.6%, primarily due to an increase in deposits held at the FHLB, Federal Reserve Bank of New York and other interest bearing depository accounts with proceeds resulting from maturing loans and securities sales. Property and equipment decreased $3.5 million, or 20.0%, as our former Beacon, New York branch office was closed and the property sold during the first quarter of 2024 for $2.9 million and Federal Home Loan Bank stock decreased $3.0 million as borrowings decreased. Deferred tax assets decreased $2.1 million, or 21.1%, primarily due to a decrease in the net unrealized loss resulting from the balance sheet restructuring.

Past due loans decreased $3.5 million or 18.3%, between December 31, 2023 and September 30, 2024, finishing at $15.7 million, or 1.62%, of total loans, down from $19.2 million, or 1.90%, of total loans at year-end 2023. The decrease was most notable in non-residential commercial real-estate, as a few large loans were brought current and one loan was paid off. The allowance for credit losses was 0.84% of total loans and 170.21% of non-performing loans at September 30, 2024 as compared to 0.81% of total loans and 194.31% of non-performing loans at December 31, 2023. Non-performing assets totaled $4.8 million, an increase of $584,000, and included no other real estate owned at September 30, 2024. At December 31, 2023, non-performing assets totaled $4.2 million and included $25,000 in other real estate owned.

Total liabilities decreased $56.0 million, or 4.7%, to $1.14 billion at September 30, 2024 from $1.20 billion at December 31, 2023 due to a decrease in borrowings and mortgagors’ escrow accounts, partially offset by increases in deposits and accrued expenses and other liabilities. Advances from the Federal Home Loan Bank decreased $68.3 million, or 53.3%. Deposits increased $15.7 million, or 1.5%. Interest bearing deposits increased $8.6 million, or 1.1%, while non-interest-bearing deposits increased $7.1 million, or 2.8%. The continued growth in interest-bearing time deposits was primarily due a shift in deposits from lower-yielding transaction accounts to higher-yielding time deposits and money market accounts as customers sought higher interest rates. At September 30, 2024, uninsured deposits were approximately 27.6% of the Bank’s total deposits.

Stockholders' equity increased $9.0 million, or 7.9%, to $122.7 million at September 30, 2024. The increase was primarily due to a $14.8 million decrease in accumulated other comprehensive loss reflecting the results of the balance sheet restructuring and the decrease in market rates, which was partially offset by a net loss of $6.0 million. The Company's ratio of average equity to average assets was 9.02% for the nine months ended September 30, 2024 and 8.19% for the year ended December 31, 2023.

About Rhinebeck Bancorp

Rhinebeck Bancorp, Inc. is a Maryland corporation organized as the mid-tier holding company of Rhinebeck Bank and is the majority-owned subsidiary of Rhinebeck Bancorp, MHC.  The Bank is a New York chartered stock savings bank, which provides a full range of banking and financial services to consumer and commercial customers through its thirteen branches and two representative offices located in Dutchess, Ulster, Orange, and Albany counties in New York State.  Financial services including comprehensive brokerage, investment advisory services, financial product sales and employee benefits are offered through Rhinebeck Asset Management, a division of the Bank.

Forward Looking Statements

This press release contains certain forward-looking statements about the Company and the Bank.  Forward-looking statements include statements regarding anticipated future events or results and can be identified by the fact that they do not relate strictly to historical or current facts.  They often include words such as "believe", "expect", "anticipate", "estimate", "intend", “predict”, “forecast”, “improve”, “continue”, "will", "would", "should", "could", or "may".  Forward-looking statements, by their nature, are subject to risks and uncertainties. Certain factors that could cause actual results to differ materially from expected results include increased competitive pressures, inflation, changes in the interest rate environment, fluctuations in real estate values, general economic conditions or conditions within the securities markets, potential recessionary conditions, changes in liquidity, including the size and composition of our deposit portfolio and the percentage of uninsured deposits in the portfolio, our ability to access cost-effective funding, changes in asset quality, loan sale volumes, charge-offs and credit loss provisions, changes in economic assumptions that may impact our allowance for credit losses calculation, changes in demand for our products and services, legislative, accounting, tax and regulatory changes, including changes in the monetary and fiscal policies of the Board of Governors of the Federal Reserve System, the effect of our rating under the Community Reinvestment Act, our ability to achieve the expected results of the balance sheet restructuring, political developments, uncertainties or instability, catastrophic events, acts of war or terrorism, natural disasters, such as earthquakes, drought, pandemic diseases, extreme weather events, or breach of our operational or security systems or infrastructure, including cyberattacks that could adversely affect the Company’s or the Bank’s financial condition and results of operations and the business in which the Company and the Bank are engaged.

Accordingly, you should not place undue reliance on forward-looking statements. Rhinebeck Bancorp, Inc. undertakes no obligation to revise these forward-looking statements or to reflect events or circumstances after the date of this press release.

The Company’s summary consolidated statements of income and financial condition and other selected financial data follow:

Rhinebeck Bancorp, Inc. and Subsidiary

Consolidated Statements of Income (Unaudited)

(In thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Interest and Dividend Income
Interest and fees on loans	$14,679	$14,139	$43,584	$40,847
Interest and dividends on securities	995	1,011	2,989	3,257
Other income	366	384	878	971
Total interest and dividend income	16,040	15,534	47,451	45,075
Interest Expense
Interest expense on deposits	5,567	4,588	16,071	12,822
Interest expense on borrowings	774	1,288	3,648	3,431
Total interest expense	6,341	5,876	19,719	16,253
Net interest income	9,699	9,658	27,732	28,822
Provision for credit losses	889	910	1,419	1,472
Net interest income after provision for credit losses	8,810	8,748	26,313	27,350
Non-interest (Loss) Income
Service charges on deposit accounts	773	738	2,252	2,164
Net realized loss on sales and calls of securities	(11,996)	—	(11,996)	—
Net gain on sales of loans	50	30	131	92
Increase in cash surrender value of life insurance	192	170	564	494
Net gain from sale of other real estate owned	—	—	4	—
Net (loss) gain on disposal of premises and equipment	—	—	(18)	36
Gain on life insurance	412	218	412	218
Investment advisory income	375	321	1,134	864
Other	166	169	509	512
Total non-interest (loss) income	(10,028)	1,646	(7,008)	4,380
Non-interest Expense
Salaries and employee benefits	5,043	4,673	14,947	14,865
Occupancy	1,034	1,049	3,149	3,215
Data processing	505	501	1,521	1,479
Professional fees	510	490	1,382	1,472
Marketing	129	131	365	378
FDIC deposit insurance and other insurance	289	288	803	924
Amortization of intangible assets	19	22	60	67
Other	1,552	1,661	4,678	4,907
Total non-interest expense	9,081	8,815	26,905	27,307
Net (loss) income before income taxes	(10,299)	1,579	(7,600)	4,423
Net (Benefit) Provision for income taxes	(2,237)	343	(1,634)	958
Net (loss) income	$(8,062)	$1,236	$(5,966)	$3,465

Earnings (loss) per common share:
Basic	$(0.75)	$0.12	$(0.55)	$0.32
Diluted	$(0.75)	$0.11	$(0.55)	$0.32

Weighted average shares outstanding, basic	10,758,914	10,710,607	10,753,460	10,804,699
Weighted average shares outstanding, diluted	10,758,914	10,760,118	10,753,460	10,891,730

Rhinebeck Bancorp, Inc. and Subsidiary

Consolidated Statements of Financial Condition (Unaudited)

(In thousands, except share and per share data)

	September 30,	December 31,
	2024	2023
Assets
Cash and due from banks	$21,670	$14,178
Federal funds sold	10,429	7,524
Interest bearing depository accounts	14,281	427
Total cash and cash equivalents	46,380	22,129

Available for sale securities (at fair value)	169,134	191,985
Loans receivable (net of allowance for credit losses of $8,153 and $8,124, respectively)	964,875	1,008,851
Federal Home Loan Bank stock	3,510	6,514
Accrued interest receivable	4,375	4,616
Cash surrender value of life insurance	30,005	30,031
Deferred tax assets (net of valuation allowance of $1,124 and $598, respectively)	7,839	9,936
Premises and equipment, net	14,062	17,567
Other real estate owned	—	25
Goodwill	2,235	2,235
Intangible assets, net	186	246
Other assets	23,544	19,067
Total assets	$1,266,145	$1,313,202
Liabilities and Stockholders’ Equity
Liabilities
Deposits
Non-interest bearing	$256,864	$249,793
Interest bearing	789,309	780,710
Total deposits	1,046,173	1,030,503

Mortgagors’ escrow accounts	3,552	9,274
Advances from the Federal Home Loan Bank	59,773	128,064
Subordinated debt	5,155	5,155
Accrued expenses and other liabilities	28,825	26,521
Total liabilities	1,143,478	1,199,517

Stockholders’ Equity
Preferred stock (par value $0.01 per share; 5,000,000 authorized, no shares issued)	—	—
Common stock (par value $0.01; authorized 25,000,000; issued and outstanding 11,087,607)	111	111
Additional paid-in capital	45,939	45,959
Unearned common stock held by the employee stock ownership plan	(3,109)	(3,273)
Retained earnings	94,420	100,386
Accumulated other comprehensive loss:
Net unrealized loss on available for sale securities, net of taxes	(11,540)	(26,077)
Defined benefit pension plan, net of taxes	(3,154)	(3,421)
Total accumulated other comprehensive loss	(14,694)	(29,498)
Total stockholders’ equity	122,667	113,685
Total liabilities and stockholders’ equity	$1,266,145	$1,313,202

Rhinebeck Bancorp, Inc. and Subsidiary

Average Balance Sheet (Unaudited)

(Dollars in thousands)

	For the Three Months Ended September 30,
	2024			2023
	Average	Interest and		Average	Interest and
	Balance	Dividends	Yield/Cost(3)	Balance	Dividends	Yield/Cost(3)
Assets:
Interest bearing depository accounts and federal funds sold	$26,810	$366	5.43%	$28,282	$384	5.39%
Loans(1)	978,806	14,679	5.97%	1,004,420	14,139	5.58%
Available for sale securities	174,265	895	2.04%	203,769	889	1.73%
Other interest-earning assets	3,832	100	10.38%	5,386	122	8.99%
Total interest-earning assets	1,183,713	16,040	5.39%	1,241,857	15,534	4.96%
Non-interest-earning assets	86,673			91,118
Total assets	$1,270,386			$1,332,975
Liabilities and equity:
NOW accounts	$124,099	$44	0.14%	$139,318	$49	0.14%
Money market accounts	188,449	1,294	2.73%	227,116	1,552	2.71%
Savings accounts	139,067	126	0.36%	158,352	144	0.36%
Certificates of deposit	343,597	4,066	4.71%	290,634	2,804	3.83%
Total interest-bearing deposits	795,212	5,530	2.77%	815,420	4,549	2.21%
Escrow accounts	12,481	37	1.18%	13,946	39	1.11%
Federal Home Loan Bank advances	63,469	668	4.19%	99,541	1,189	4.74%
Subordinated debt	5,155	99	7.64%	5,155	99	7.62%
Other interest-bearing liabilities	534	7	5.21%	—	—	—%
Total other interest-bearing liabilities	81,639	811	3.95%	118,642	1,327	4.44%
Total interest-bearing liabilities	876,851	6,341	2.88%	934,062	5,876	2.50%
Non-interest-bearing deposits	247,180			263,021
Other non-interest-bearing liabilities	26,992			27,565
Total liabilities	1,151,023			1,224,648
Total stockholders’ equity	119,363			108,327
Total liabilities and stockholders’ equity	$1,270,386			$1,332,975
Net interest income		$9,699			$9,658
Interest rate spread			2.51%			2.46%
Net interest margin(2)			3.26%			3.09%
Average interest-earning assets to average interest-bearing liabilities			135.00%			132.95%

(1)

Non-accruing loans are included in the outstanding loan balance. Deferred loan fees included in interest income totaled $10,000 and $17,000 for the three months ended September 30, 2024 and 2023, respectively.

(2)	Represents the difference between interest earned and interest paid, divided by average total interest earning assets.
(3)	Annualized.

	For the Nine Months Ended September 30,
	2024			2023
	Average	Interest and		Average	Interest and
	Balance	Dividends	Yield/Cost	Balance	Dividends	Yield/Cost

	(Dollars in thousands)
Assets:
Interest bearing depository accounts	$21,659	$878	5.41%	$25,601	$971	5.07%
Loans(1)	993,297	43,584	5.86%	1,004,270	40,847	5.44%
Available for sale securities	180,808	2,588	1.91%	213,773	2,958	1.85%
Other interest-earning assets	5,172	401	10.36%	4,847	299	8.25%
Total interest-earning assets	1,200,936	47,451	5.28%	1,248,491	45,075	4.83%
Non-interest-earning assets	88,215			89,619
Total assets	$1,289,151			$1,338,110
Liabilities and equity:
NOW accounts	$124,305	$128	0.14%	$142,056	$148	0.14%
Money market accounts	187,182	3,777	2.70%	244,662	4,826	2.64%
Savings accounts	142,896	386	0.36%	165,774	450	0.36%
Certificates of deposit	338,864	11,692	4.61%	274,375	7,308	3.56%
Total interest-bearing deposits	793,247	15,983	2.69%	826,867	12,732	2.06%
Escrow accounts	9,906	88	1.19%	10,931	90	1.10%
Federal Home Loan Bank advances	93,806	3,295	4.69%	88,225	3,152	4.78%
Subordinated debt	5,155	296	7.67%	5,155	279	7.24%
Other interest-bearing liabilities	1,393	57	5.47%	—		—%
Total other interest-bearing liabilities	110,260	3,736	4.53%	104,311	3,521	4.51%
Total interest-bearing liabilities	903,507	19,719	2.92%	931,178	16,253	2.33%
Non-interest-bearing deposits	242,255			270,992
Other non-interest-bearing liabilities	27,072			26,322
Total liabilities	1,172,834			1,228,492
Total stockholders’ equity	116,317			109,618
Total liabilities and stockholders’ equity	$1,289,151			$1,338,110
Net interest income		$27,732			$28,822
Interest rate spread			2.36%			2.49%
Net interest margin(2)			3.08%			3.09%
Average interest-earning assets to average interest-bearing liabilities			132.92%			134.08%

(1)

Non-accruing loans are included in the outstanding loan balance. Deferred loan fees included in interest income totaled $44,000 and $53,000 for the nine months ended September 30, 2024 and 2023, respectively.

(2)	Represents the difference between interest earned and interest paid, divided by average total interest earning assets.
(3)	Annualized.

Rhinebeck Bancorp, Inc. and Subsidiary

Selected Ratios (Unaudited)

	Three Months Ended		Nine Months Ended		Year Ended
	September 30,		September 30,		December 31,
	2024	2023	2024	2023	2023

Performance Ratios (1):
Return on average assets (2)	(2.52)%	0.37%	(0.62)%	0.35%	0.33%
Return on average equity (3)	(26.87)%	4.53%	(6.85)%	4.23%	4.03%
Net interest margin (4)	3.26%	3.09%	3.08%	3.09%	3.06%
Efficiency ratio, excluding impact of securities loss restructure (7)	77.83%	77.98%	82.23%	82.25%	83.28%
Average interest-earning assets to average interest-bearing liabilities	135.00%	132.95%	132.92%	134.08%	133.80%
Total gross loans to total deposits	92.44%	92.63%	92.44%	92.63%	97.87%
Average equity to average assets (5)	9.40%	8.13%	9.02%	8.19%	8.19%

Asset Quality Ratios:
Allowance for credit losses on loans as a percent of total gross loans	0.84%	0.85%	0.84%	0.85%	0.81%
Allowance for credit losses on loans as a percent of non-performing loans	170.21%	175.99%	170.21%	175.99%	194.31%
Net charge-offs to average outstanding loans during the period	(0.04)%	(0.04)%	(0.14)%	(0.14)%	(0.21)%
Non-performing loans as a percent of total gross loans	0.50%	0.48%	0.50%	0.48%	0.41%
Non-performing assets as a percent of total assets	0.38%	0.37%	0.38%	0.37%	0.32%

Capital Ratios (6):
Tier 1 capital (to risk-weighted assets)	12.04%	11.71%	12.04%	11.71%	11.96%
Total capital (to risk-weighted assets)	12.81%	12.47%	12.81%	12.47%	12.70%
Common equity Tier 1 capital (to risk-weighted assets)	12.04%	11.71%	12.04%	11.71%	11.96%
Tier 1 leverage ratio (to average total assets)	10.04%	9.93%	10.04%	9.93%	10.10%

Other Data:
Book value per common share			$ 11.06	$ 9.63	$ 10.27
Tangible book value per common share(7)			$ 10.85	$ 9.41	$ 10.04

(1)	Performance ratios for the three and nine month periods ended September 30, 2024 and 2023 are annualized.
(2)	Represents net income divided by average total assets.
(3)	Represents net income divided by average equity.
(4)	Represents net interest income as a percent of average interest-earning assets.
(5)	Represents average equity divided by average total assets.
(6)	Capital ratios are for Rhinebeck Bank only. Rhinebeck Bancorp, Inc. is not subject to the minimum consolidated capital requirements as a small bank holding company with assets of less than $3.0 billion.
(7)	Represents a non-GAAP financial measure, see table below for a reconciliation of the non-GAAP financial measures.

NON-GAAP FINANCIAL INFORMATION

This release contains financial information determined by methods other than in accordance with generally accepted accounting principles (“GAAP”). Such non-GAAP financial information includes the following measures: tangible book value per common share, efficiency ratio and earnings per share excluding securities loss. Management uses these non-GAAP measures because we believe that they may provide useful supplemental information for evaluating our operations and performance, as well as in managing and evaluating our business and in discussions about our operations and performance. Management believes these non-GAAP measures may also provide users of our financial information with a meaningful measure for assessing our financial results, as well as a comparison to financial results for prior periods. These non-GAAP measures should be viewed in addition to, and not as an alternative to or substitute for, measures determined in accordance with GAAP and are not necessarily comparable to other similarly titled measures used by other companies. To the extent applicable, reconciliations of these non-GAAP measures to the most directly comparable measures as reported in accordance with GAAP are included below. Loss on available-for-sale securities is excluded from the following calculations as management believes that this presentation provides further comparability of net income (loss), earnings (loss) per share and the efficiency ratio and is consistent with industry practice.

(In thousands, except per share data)	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Net income (loss) and earnings (loss) per share, reconciliation
Net Income (loss) (GAAP)	$(8,062)	$1,236	$(5,966)	$3,465
Exclude impact of securities loss restructure, net of tax	(9,477)	-	(9,477)	-
Net income excluding securities loss restructure (non-GAAP)	$1,415	$1,236	$3,511	$3,465

Basic earnings (loss) per share (GAAP)	$(0.75)	$0.12	$(0.55)	$0.32
Exclude impact of securities loss restructure, net of tax	(0.88)	-	(0.88)	-
Basic earnings per share excluding securities restructure, net of tax (non-GAAP)	$0.13	$0.12	$0.33	$0.32

Diluted earnings (loss) per share (GAAP)	$(0.75)	$0.11	$(0.55)	$0.32
Exclude impact of securities loss restructure, net of tax	(0.88)	-	(0.88)	-
Diluted earnings per share excluding securities loss restructure, net of tax (non-GAAP)	$0.13	$0.11	$0.33	$0.32

(In thousands, except per share data)	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Efficiency ratio reconciliation
Non-interest expense (GAAP)	$9,081	$8,815	$26,905	$27,307

Net interest income (GAAP)	9,699	9,658	27,732	28,822
Non-interest (loss) income (GAAP)	(10,028)	1,646	(7,008)	4,380
Net interest income plus non-interest income (GAAP)	$(329)	$11,304	$20,724	$33,202

Less non-GAAP adjustments:
Net realized loss on sales and calls of securities	(11,996)	-	(11,996)	-
Net interest income plus non-interest income - as adjusted (non-GAAP)	$11,667	$11,304	$32,720	$33,202

Efficiency ratio (non- GAAP)	77.83%	77.98%	82.23%	82.25%

(In thousands, except per share data)	September 30,		December 31,
	2024	2023	2023
Book value per common share
Total shareholders' equity (book value) (GAAP)	$122,667	$106,672	$113,685
Total shares outstanding	11,088	11,073	11,073
Book value per common share	$11.06	$9.63	$10.27

Tangible common equity
Total shareholders' equity (book value) (GAAP)	$122,667	$106,672	$113,685
Goodwill	(2,235)	(2,235)	(2,235)
Intangible assets, net	(186)	(267)	(246)
Tangible common equity (non-GAAP)	$120,246	$104,170	$111,204

Tangible book value per common share
Tangible common equity (non-GAAP)	$120,246	$104,170	$111,204
Total shares outstanding	11,088	11,073	11,073
Tangible book value per common share (non-GAAP)	$10.85	$9.41	$10.04

SOURCE Rhinebeck Bancorp, Inc.

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